Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2016 First Quarter Financial Results

Houston, Texas – May 4, 2016 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported first quarter 2016 distributable cash flow of $95 million and net income attributable to controlling interests of $73 million.

“The Partnership’s assets continued to perform well during the first quarter of 2016,” said Brandon Anderson, President of TC PipeLines, GP, Inc.  “Our pipelines generated solid cash flow and earnings despite the warm winter, and continue to reliably serve our customers.  Our results also benefited from our recent acquisition of PNGTS on January 1.”

First Quarter 2016 Highlights (All financial figures are unaudited)
o	Closed the purchase of a 49.9 percent interest in the Portland Natural Gas Transmission System (PNGTS) from TransCanada for $228 million, effective January 1, 2016 (PNGTS Acquisition)
o	Generated distributable cash flow of $95 million
o	Paid cash distributions of $72 million, including $12 million paid to Class B units
o	Declared cash distributions of $0.89 per common unit
o	Generated net income attributable to controlling interests of $73 million
o	Raised net proceeds of approximately $19 million in common equity through the Partnership’s At-The-Market (ATM) equity issuance program and through a General Partner contribution

The Partnership’s financial highlights for the first quarter of 2016 compared to the first quarter of 2015 were:

	Three months ended
(unaudited)	March
(millions of dollars except per common unit amounts)	2016	2015
Distributable cash flow (a)	95	81
Cash distributions paid	(60)	(55)
Class B distributions paid	(12)	-
Cash distributions paid per common unit	$0.89	$0.84
Earnings before interest, taxes, depreciation and amortization (EBITDA) (a)	111	98
Net income attributable to controlling interests	73	57
Net income per common unit – basic and diluted (b)	$1.10	$0.88
Weighted average common units outstanding (millions) – basic and diluted (c)	64.4	63.6
Common units outstanding at end of period (millions) (c)	64.7	63.6

(a)	Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of Distributable cash flow and EBITDA in the section of this release entitled “Non-GAAP Financial Measures” and the Supplemental Schedule for further detail.
(b)	Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.
(c)	Under the ATM program, the Partnership issued 368,448 units during the three months ended March 31, 2016.

Recent Developments

Cash Distributions – On April 21, 2016, the board of directors of our General Partner declared the Partnership’s first quarter 2016 cash distribution in the amount of $0.89 per common unit, payable on May 13, 2016 to unitholders of record as of May 2, 2016.

PNGTS - On January 1, 2016, the Partnership acquired a 49.9 percent interest in PNGTS from a subsidiary of TransCanada. The total purchase price of the PNGTS Acquisition was $228 million and consisted of $193 million in cash (including the final purchase price adjustment of $5 million) and the assumption of $35 million in proportional PNGTS debt. This transaction adds a new market geography for us, further diversifying our cash flow stream and extending our breadth of operations.

Tuscarora – On January 21, 2016, the FERC issued an Order (the January 21 Order) initiating an investigation pursuant to Section 5 of the NGA to determine whether Tuscarora’s existing rates for jurisdictional services are just and reasonable. On April 5, 2016, Tuscarora filed with the FERC a cost and revenue study as required by the January 21 Order that supported its current rate levels. The Partnership cannot predict the outcome or potential impact of this proceeding to Tuscarora at this time.

Results of Operations

For the three months ended March 31, 2016, net income attributable to controlling interests increased by $16 million compared to the same period in 2015. The increase was primarily due to the net effect of:

·	the 2015 GTN acquisition effective April 1, 2015, whereby the Partnership now owns 100 percent of GTN;
·	equity earnings from our investment in PNGTS effective January 1, 2016;
·
higher equity earnings from Great Lakes mainly due to higher transportation revenues during the period as a result of a timing difference on the recognition of the $14.1 million deferred revenues from ANR contracts during the previous period offset by higher pipeline integrity costs;

·	lower equity earnings from Northern Border due to lower short-term revenues as a result of milder winter weather during 2016 compared to 2015; and
·
higher Partnership expenses due to an  increase in interest expense of approximately $4 million related to additional borrowings to fund a portion of recent acquisitions offset by approximately $1 million of costs incurred in the prior period relating to the  2015 GTN Acquisition.

Additionally, our EBITDA increased by $13 million compared to the same period in 2015 primarily due to higher equity earnings from our equity investments.

Distributable cash flow increased by $14 million in the first quarter of 2016 compared to the same period in 2015 primarily due to distributable cash flow from our 2016 equity investment in PNGTS and 100 percent ownership in GTN effective April 1, 2015.

Non-GAAP Financial Measures

The following non-GAAP financial measures are presented as a supplement to our financial statements:

·	EBITDA
·	Total distributable cash flow
·	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization, net income attributable to non-controlling interests, and it includes earnings from our equity investments.

Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amount presented.

Total distributable cash flow includes EBITDA plus:

·	Distributable cash flow from our equity investments

less:

·	Earnings from our equity investments,
·	Equity allowance for funds used during construction (Equity AFUDC),
·	Interest expense,
·	Distributions to non-controlling interests, and
·	Maintenance capital expenditures.

Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units in 2016 equal 30 percent of GTN’s distributable cash flow less $20 million.

Distributable cash flow information and EBITDA are presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash distribution capability. In addition, management uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution amount to be declared each quarter.

The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.225.2055 on Wednesday, May 4, 2016 at 10:00 a.m. central time (CT)/11:00 a.m. eastern time (ET). Brandon Anderson, President of the General Partner, will discuss the first quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on May 11, 2016, by calling 800.408.3053, then entering pass code 3978410.

TC PipeLines, LP is a Delaware master limited partnership with interests in seven federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Eastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the timing, structure and closing of future dropdowns of TransCanada’s remaining U.S. natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.

These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2015 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Mark Cooper/Terry Cunha	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

        Consolidated Statements of Income

	Three months ended
(unaudited)	March 31,
(millions of dollars except per common unit amounts)	2016	2015

Transmission revenues	86	87
Equity earnings from unconsolidated affiliates	42	31
Operation and maintenance expenses	(10)	(11)
Property taxes	(5)	(6)
General and administrative	(2)	(3)
Depreciation	(21)	(21)
Financial charges and other	(17)	(13)
Net income	73	64

Net income attributable to non-controlling interests	-	7
Net income attributable to controlling interests	73	57

Net income attributable to controlling interest allocation

Common units	71	56
General Partner	2	1
	73	57

Net income per common unit - basic and diluted (a)	$ 1.10	$ 0.88

Weighted average common units outstanding (millions) - basic and diluted	64.4	63.6

Common units outstanding, end of period (millions)	64.7	63.6

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ending December 31, 2016, the amount allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less $20 million. During the three months ended March 31, 2016, no amounts were allocated to the Class B units as the annual threshold of $20 million has not been exceeded.

TC PipeLines, LP
Financial Summary

            Consolidated Condensed Balance Sheets

(unaudited)	March 31, 2016	December 31, 2015
(millions of dollars)
ASSETS
Current assets	97	81
Investment in unconsolidated affiliates	1,083	965
Plant, property and equipment, net	1,928	1,949
Other assets (a)	130	131
	3,238	3,126

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	55	59
Other liabilities	28	27
Long-term debt, net of current portion(a)	2,059	1,889
Partners' equity	1,096	1,151
	3,238	3,126

(a)
As a result of the application of ASU no. 2015-03 and similar to the presentation of debt discounts, debt issuance costs of $7 million at December 31, 2015 previously reported as other assets in the balance sheet were reclassified as an offset against debt.

TC PipeLines, LP
Supplemental Schedule

       Non-GAAP Financial Measures
       Reconciliations of Net income to Distributable Cash Flow

		Three months ended
(unaudited)		March 31
(millions of dollars except per common unit amounts)		2016	2015
Net Income		$ 73	$ 64
Add:
	Interest expense	17	13
	Depreciation and amortization	21	21

EBITDA		$ 111	$ 98

Add:
	Distributable cash flow from equity investments (a)
	Northern Border	23	26
	Great Lakes	17	14
	PNGTS (b)	6	-
		46	40
Less:
	Equity earnings
	Northern Border	(18)	(20)
	Great Lakes	(15)	(11)
	PNGTS (b)	(9)	-
		(42)	(31)
Less:

	Interest expense	(17)	(13)
	Distributions to non-controlling interests (c)	-	(11)
	Maintenance capital expenditures (d)	(1)	(1)

Total Distributable Cash Flow (e)		$ 97	$ 82

	General Partner distributions declared (f)	(2)	(1)
	Distributions allocable to Class B units (g)	-	-

Distributable Cash Flow (e)		$ 95	$ 81

(a)
Amounts here are calculated in accordance with the cash distribution policies of these entities.  Distributions from each of our equity investments represent our respective share of these entities’ quarterly distributable cash during the current reporting period.

(b)
Our equity investee PNGTS has $22 million of senior secured notes payment due in 2016, of which the Partnership’s share is approximately $11 million. While PNGTS debt repayments are not funded with cash calls to its owners, PNGTS has historically funded its scheduled debt repayments and other cash needs such as tax payments, by adjusting its available cash for distribution, which effectively reduces the net cash that we will receive as distributions from PNGTS. Accordingly, this amount is net of our 49.9 percent share of the total debt repayment of PNGTS amounting to approximately $6 million during the quarter resulting in a net distribution decrease of approximately $3 million.

(c)
Amounts here are calculated in accordance with the cash distribution policies of our consolidated subsidiaries. Distributions to non-controlling interests represent our respective share of quarterly distributable cash during the current reporting period not owned by us.

(d)
The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, our operating capacity, system integrity and reliability.  Accordingly, this amount represents the Partnership’s and its consolidated subsidiaries maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures on our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.

(e)
“Total Distributable Cash Flow” and “Distributable Cash Flow” represent the amount of distributable cash generated by the Partnership’s subsidiaries and equity investments during the current earnings period and thus reconcile directly to the net income amount presented. The calculation differs from the previous non-GAAP measure “Partnership Cash Flows before General Partner distributions” and “Partnership Cash Flows” as the previously used measures primarily reflected cash received during the period through distributions from our subsidiaries and equity investments that were generated from the prior quarter’s financial results. The amounts reflected here have been adjusted to reflect the calculation as described above and to present the comparable “Total Distributable Cash flow” and “Distributable Cash Flow” from the previous period.

(f)	Distributions declared to the General Partner for the three months ended March 31, 2016 included an incentive distribution of approximately $1 million (2015 - $0.3 million).
(g)
For the year ending December 31, 2016, the distributions allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less $20 million. During the three months ended March 31, 2016, no amounts were allocated to the Class B units as the annual threshold of $20 million has not been exceeded.